                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:


/ /  Preliminary Proxy Statement                     / /  Confidential, for Use of the Commission Only
/ /  Definitive Proxy Statement                           (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Additional Materials
/ /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                         SUMMIT FAMILY RESTAURANTS INC.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                                      N/A
- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ /  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2) or
     Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).


/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


    (1)  Title of each class of securities to which transaction applies:



    (2)  Aggregate number of securities to which transactions applies:



    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):



    (4)  Proposed maximum aggregate value of transaction:



    (5)  Total fee paid:


/ /  Fee paid previously with preliminary materials

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1)  Amount Previously Paid:

    (2)  Form, Schedule or Registration Statement No.:

    (3)  Filing Party:

    (4)  Date Filed:

[SUMMIT FAMILY RESTAURANTS INC. LETTERHEAD]


                                                                    July 2, 1996


Dear Summit Stockholder:

         You may have recently received two proxy statements from a group of dissident stockholders led by First Global Securities, Inc. Hopefully, you have also received, in addition to our Proxy Statement/Prospectus dated June 10, 1996, a letter from your Board of Directors dated June 25, 1996 responding to the assertions made by this "Opposition Group." It remains the view of your Board of Directors that the Opposition Group's ultimate goal is to gain control over the Board of Directors and management of Summit without paying any consideration to Summit stockholders. Accordingly, we continue to urge you to approve the proposed merger with CKE Restaurants Inc. and to disregard the proxies sent to you by the Opposition Group.

         This merger transaction will, in contrast to their "Plan," result in payment to Summit stockholders of $2.63 in cash and a number of shares of CKE common stock equal to a fraction, the numerator of which is $2.64 and the denominator of which will be an amount determined on the basis of an average of the closing sales prices of CKE Common Stock on the New York Stock Exchange for the 20 consecutive trading days ending five days prior to the date of the Special Meeting. Based on the first 17 of the 20 trading days (through July 1,
1996), holders of each share of Summit common stock will receive .1045 shares of CKE common stock, which had a market value of $2.69 based on the closing stock price of CKE Common Stock on July 1, 1996, resulting in total per share consideration of $5.32 as of such date.

         Since our last letter to you, we have received a second opinion from an investment banking firm to the effect that this merger consideration is fair to the common stockholders of Summit from a financial point of view. The attached Supplement contains further information on that fairness opinion and other matters and deserves your careful attention.

         THE BOARD OF DIRECTORS OF SUMMIT HAS APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT HOLDERS OF SUMMIT COMMON STOCK AND SUMMIT PREFERRED STOCK VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER. Stockholders are urged to sign and date the enclosed WHITE PROXY CARD and return it in the enclosed prepaid envelope as soon as possible. A stockholder who has given a proxy may revoke it at any time prior to exercise.
Stockholders are further urged NOT to sign or return any red proxy cards or, if you have done so, to revoke that proxy by signing, dating and returning the enclosed WHITE PROXY CARD immediately. Your vote is important. Failure to return your proxy card will have the same effect as a vote against the Merger.

         If you have any questions, please contact our proxy solicitor, Corporate Investor Communications, Inc., at (800) 346-7885 or collect at (201) 896-1900, or call me, Clark Jones, at (801) 463-5500.


                                                 Very truly yours,


                                                 /s/ CLARK D. JONES
                                                 --------------------------
                                                 Clark D. Jones
                                                 Chairman of the Board

     YOUR VOTE IS IMPORTANT.  PLEASE SIGN, DATE AND RETURN YOUR PROXY CARD.

                         SUMMIT FAMILY RESTAURANTS INC.
                         SUPPLEMENT TO PROXY STATEMENT

                             ---------------------

                             CKE RESTAURANTS, INC.
                            SUPPLEMENT TO PROSPECTUS

         This Supplement to the Proxy Statement/Prospectus (the "Supplement") is being furnished to the stockholders of Summit Family Restaurants Inc., a Delaware corporation ("Summit"), in connection with the solicitation of proxies by the Board of Directors of Summit for use at the special meeting (the "Special Meeting") of stockholders of Summit to be held on Friday, July 12, 1996, at 10:00 a.m., local time, at the Howard Johnson Hotel, 122 West South Temple, Salt Lake City, Utah, or at any adjournments or postponements thereof. The Special Meeting has been called to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger and Reorganization, dated as of November 30, 1996, as amended (as so amended, the "Merger Agreement"), between Summit and CKE Restaurants, Inc., a Delaware corporation ("CKE"), which provides for the merger of Summit Merger, Inc., a newly-formed, wholly owned subsidiary of CKE, with and into Summit (the "Merger").

         THE BOARD OF DIRECTORS OF SUMMIT HAS APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT HOLDERS OF SUMMIT COMMON STOCK AND SUMMIT PREFERRED STOCK VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER. Stockholders are urged to sign and date the enclosed WHITE PROXY CARD and return it in the enclosed prepaid envelope as soon as possible. A stockholder who has given a proxy may revoke it at any time prior to exercise.
Stockholders are further urged NOT to sign or return any red proxy cards or, if you have done so, to revoke that proxy by signing, dating and returning the enclosed WHITE PROXY CARD immediately.

         The information set forth herein amends and supplements the Proxy Statement/Prospectus dated June 10, 1996 (the "Proxy Statement") which has been previously mailed to all stockholders of record of Summit as of the close of business on May 20, 1996, the record date for the Special Meeting. The information contained in this Supplement should be read carefully in conjunction with the Proxy Statement. Capitalized terms not defined herein have the meanings set forth in the Proxy Statement.

         For additional copies of the Proxy Statement or assistance in returning proxies, Summit stockholders may call Summit's proxy solicitation firm, Corporate Investor Communications, Inc., at (800) 346-7885 or collect at
(201) 896-1900. Summit stockholders may submit or revoke proxies by telecopier at (201) 804-8693.

         SEE RISK FACTORS BEGINNING ON PAGE 16 OF THE PROXY STATEMENT FOR CERTAIN INFORMATION THAT SHOULD BE CONSIDERED BY SUMMIT STOCKHOLDERS.

         NEITHER THIS TRANSACTION NOR THE SECURITIES OFFERED IN CONNECTION HEREWITH HAVE BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION. THE COMMISSION HAS NOT PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                  THE DATE OF THIS SUPPLEMENT IS JULY 2, 1996

                                    GENERAL

         On June 12, 1996, Summit mailed its Proxy Statement to all stockholders of record of Summit as of the close of business on May 20, 1996, the record date for the Special Meeting. The Proxy Statement relates to the Special Meeting called to consider and vote upon a proposal to approve and adopt the Merger Agreement and the Merger. As more fully set forth therein, the Proxy Statement advised stockholders that, among other things, the Board of Directors of Summit had unanimously determined that the transactions contemplated by the Merger Agreement are fair to and in the best interests of Summit and its stockholders and that the Board of Directors recommended that all Summit stockholders vote for its approval.

                             ADDITIONAL INFORMATION

         In the supplement to the June Letter entitled "Should You Trust the Opposition Group?", Summit stated that Susan Trenham and Noble Trenham "have a well established track record of improper conduct and misleading and taking advantage of investors." However, only one of the described lawsuits (Dashjiam v. Trenham) involved allegations against Susan Trenham, and the description of that lawsuit did not state that the claims against Susan Trenham were dismissed by the plaintiffs. Also, please be aware that allegations made in a complaint are not proof that the matters alleged actually occurred.

                                SPECIAL FACTORS

         The following information supplements the information under the caption "Special Factors -- Background" in the Proxy Statement:

         Subsequent to the mailing by Summit of its Proxy Statement to its stockholders, a group of dissident stockholders led by First Global Securities, Inc. (the "Opposition Group") filed revised materials with the Commission which it mailed to some or all of Summit's stockholders on or about June 24, 1996. The Opposition Group requested that stockholders vote against the Merger and also purported to seek stockholder votes to remove the current directors of Summit and elect the Opposition Group's slate of directors. On June 25, 1996, the Board of Directors of Summit mailed a letter (the "June Letter") to all stockholders responding to the assertions made by the Opposition Group in its materials.

         The Board of Directors stated in the June Letter its belief that the Opposition Group's ultimate goal is to gain control over the Board of Directors and management of Summit without paying any consideration to Summit stockholders. In particular, the June Letter responded to claims by the Opposition Group that it would, at an unspecified time in the future, pay a cash dividend of $2 per share out of proceeds of asset sales they claim will be made after the Opposition Group were to gain control of Summit. The June Letter pointed out that support of the Opposition Group would jeopardize the Merger with CKE and its payment to Summit stockholders of $2.63 in cash and a number of shares of CKE common stock equal to a fraction, the numerator of which is $2.64 and the denominator of which will be an amount determined on the basis of an average of the closing sales prices of CKE Common Stock on the New York Stock Exchange for the 20 consecutive trading days ending five days prior to the date of the Special Meeting. Based on the first 17 of the 20 trading days (through July 1, 1996), holders of each share of Summit common stock will receive .1045 shares of CKE common stock, which had a market value of $2.69 based on the closing stock price of CKE Common Stock on June 28, 1996, resulting in total per share consideration of $5.32 as of such date. In advising stockholders of its views as to what is wrong with the Opposition Group's "Plan," the June Letter also stated that:

         o In the view of your Board of Directors, the Opposition Group's "plan" could require months--if not years--to accomplish and, as the Opposition Group itself states, "there is no assurance that any proposal or combination of proposals contained [in the Opposition Group proxy statements] will result in a successful outcome for [Summit] shareholders."

         o The Opposition Group purports to seek the removal of all Summit directors at the Special Meeting on July 12, 1996, but such action is not permitted under Summit's Certificate of Incorporation, Bylaws or Delaware law. Summit will receive an opinion of its Delaware counsel to the foregoing effect.

         o Even if the Opposition Group could gain control of Summit, the opposition proxy presupposes that the current Summit assets are easily saleable for cash on terms highly favorable to Summit--a dubious assumption based upon Summit's exhaustive search for potential buyers.

         o The proposal by the Opposition Group could be inefficient to Summit stockholders from a tax standpoint, since any taxable gains resulting from the sale of assets would be recognized first by Summit, and then the dividends would be taxable to Summit stockholders.

         o The Opposition Group's claim that it would make a $2 per share dividend is, in the opinion of the Board, wishful thinking. Your Board of Directors believes that the Opposition Group has made this claim without determining the true value of Summit's assets, considering the funds needed to provide for the liabilities of Summit, assessing the potential for further cash flow deterioration and factoring in the rights of Summit's preferred stockholder.

ADDITIONAL ACTIONS OF THE BOARD OF DIRECTORS

         As more fully set forth in the Proxy Statement, Piper Jaffray has delivered to the Summit Board of Directors its written opinions, dated March 26, 1996 and June 5, 1996, that, based upon and subject to various considerations set forth in such opinions, the consideration to be received by Summit stockholders in the Merger is fair from a financial point of view. See "Special Factors -- Opinions of Financial Advisor to Summit." Among the allegations made by the Opposition Group was that, in their words, there was "a lack of an unaffiliated representative for Summit shareholders and possible conflicts on the part of Piper Jaffray, Inc. in rendering its opinion." The Opposition Group made these and other assertions when that group made its initial filing of proxy materials with the Commission on May 29, 1996. At a Board of Directors meeting held on June 5, 1996, the Board discussed the matters raised in the Opposition Group's Commission filing. The Board viewed the allegations of the Opposition Group as being without merit and resolved that a responsive letter to that effect from the Board be prepared so that it could be mailed as soon as the Opposition Group's materials were released by the Commission.

         The Board was, however, particularly troubled by any suggestion by the Opposition Group that the Board and its financial advisor had not acted independently and in the best interests of the stockholders. The Board had reached its unanimous view that the transactions contemplated by the Merger Agreement with CKE are in the best interests of Summit and its stockholders after engaging in an extensive publicized search for a merger or acquisition partner since July 1995. This process resulted in no alternative which the Board of Directors viewed as superior to the CKE Merger. The Board has at all times viewed the processes undertaken by it and its advisors as appropriate and designed to best protect the interests of the stockholders. Nonetheless, the Board felt that any suggestion, from whatever source, that its process was unfair required a forceful and compelling response.

         Accordingly, at the June 5, 1996 meeting, the Board authorized two responses to the Opposition Group. First, as noted above, it authorized preparation of the June Letter in order to respond immediately to the assertions made by the Opposition Group. Second, the Board authorized the retention of an independent investment banking firm to render a second opinion regarding the fairness, from a financial point of view, of the consideration to be received by Summit stockholders in the Merger. To remove any suggestion that such opinion was not entirely impartial, the Board directed that the firm retained have no preexisting ties with Summit or CKE and that such firm be retained for a flat fee, not contingent on either the conclusion reached in the opinion or the approval or disapproval of the Merger by the stockholders. On June 11, 1996, Summit retained the investment banking firm of Houlihan, Lokey, Howard & Zukin ("Houlihan Lokey") to render such an opinion.

         At a meeting of the Board of Directors held on June 27, 1996, Houlihan Lokey presented its findings to the Board. After that presentation and the response by representatives of Houlihan Lokey to questions of the Board, Houlihan Lokey delivered its written opinion to the Board to the effect that the consideration to be received by the public stockholders of Summit in connection with the Merger is fair to them from a financial point of view.
Such opinion is described more fully under the caption "--Opinion of Houlihan Lokey" and a copy thereof is attached to this Supplement as Appendix A. Stockholders are urged to review such materials carefully.

         Based on its receipt of the Houlihan Lokey opinion, which was consistent with the conclusions previously reached by the Board and Piper Jaffray, the Board unanimously reconfirmed its finding that the transactions contemplated by the Merger Agreement are in the best interests of Summit and its stockholders and its recommendation that all Summit stockholders vote for its approval.

         The Board also discussed the June 26, 1996 press release of Stella Bella which purported to offer 5,700,000 shares of Stella Bella common stock in exchange for Summit's JB's unit. On June 26, 1996, the last reported sales price of Stella Bella common stock as reported on the Nasdaq Bulletin Board was $0.545 per share. This press release followed unsolicited telephone calls placed by Mr. Zubkis of Stella Bella to Mr. Habermann, Mr. Clark and Ms. Miller during the previous week in which Mr. Zubkis stated a continued desire to arrange a transaction with Summit. The purported "offer" did not constitute an "Acquisition Transaction" under Section 9.1(d)(iii) of the Merger Agreement because, in the view of Summit's Board of Directors, it was not a firm offer and was not financially superior to the Merger with CKE. As a result, Summit was prohibited from taking any further action in respect thereof so long as the Merger Agreement remained effective.

         At the June 27, 1996 meeting, the Board also considered the fact that the Opposition Group was purporting to solicit proxies to the election of a slate of directors at the Special Meeting notwithstanding Summit's determination that no such matter would be acted upon at the Special Meeting by operation of Summit's Certificate of Incorporation, Bylaws and applicable Delaware law. Summit will receive an opinion of Delaware counsel addressing this matter. In the face of these activities, the Board desired to remove any confusion as to the time and place of a stockholders meeting to consider director nominees. Accordingly, the Board determined that, in the event the Merger is not approved at the Special Meeting, the Board will, promptly thereafter, notice an annual meeting of stockholders on September 27, 1996 to act on, among other things, the election of directors.

         On June 27, 1996, Summit filed a complaint against Hometown Buffet, Inc., together with a motion seeking a temporary restraining order to prevent the Multiple Unit Agreement with Hometown Buffet, Inc. from expiring on June 30, 1996. The court granted a temporary restraining order maintaining the exclusivity under the Multiple Unit Agreement in order to allow Summit's subsidiary to pursue its rights thereunder. The Multiple Unit Agreement provides exclusive franchise and development rights throughout a territory that includes Colorado, Arizona, New Mexico, Utah, Idaho, Montana, Wyoming and Nevada. Any development by Summit of units within the territory is subject to approval by HomeTown Buffet, Inc.

RECOMMENDATION OF SUMMIT'S BOARD OF DIRECTORS; FAIRNESS OF THE MERGER

         The last paragraph on page 32 of the Proxy Statement is deleted and replaced with the following:

          o The Board of Directors considered the fact that, in addition to the opinion of Piper Jaffray, it also received the opinion of Houlihan Lokey to the effect that the consideration to be received by the public stockholders of Summit in connection with the Merger is fair to them from a financial point of view and that the fee payable to Houlihan Lokey was not contingent on either the conclusions reached in such opinion or the approval or disapproval of the Merger by the stockholders.

         In view of the wide variety of factors considered in connection with its evaluation of the Merger, the Special Committee and the Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the individual factors considered in reaching its determinations. Of primary importance, however, was CKE's willingness to acquire Summit, as an entity, in a single transaction resulting in a non-contingent payment to all stockholders, its ability to finance and consummate the transaction and the absence of any other proposal having similar characteristics. Also of significance to the Special Committee and the Board were the opinions of Piper Jaffray and Houlihan Lokey to the effect that the transaction is fair to the holders of Summit Common Stock. Finally, the willingness of the prior holder of the outstanding Summit Preferred Stock to sell the Summit Preferred Stock to CKE at a cash price below its liquidation preference of $5.50 per share and approximately equivalent to the Merger Consideration was deemed important to the Special Committee and the Board in making their recommendation to the holders of Common Stock.

FAIRNESS OPINION OF HOULIHAN LOKEY

         The following information is added immediately before the caption "--Opinion of Financial Advisor to Summit."

         Houlihan Lokey was engaged by Summit to render an opinion to the Board of Directors of Summit as to the fairness, from a financial point of view, to the stockholders of Summit, other than CKE (the "Public Stockholders"), of the consideration to be received by them in the Merger (the "Opinion"). The full text of the opinion, which contains a detailed description of the assumptions and qualifications made, matters considered and limitations on the review and opinion, is set forth in Appendix A to this Supplement and should be read in its entirety. The Opinion is dated June 26, 1996, and does not take into account any matters that have occurred after that date. The Opinion is necessarily based on business, economic, market and other conditions as they existed and could be evaluated by Houlihan Lokey as of the date of the Opinion. The Opinion does not constitute a recommendation to the Public Stockholders as to how to vote or otherwise act in connection with the Merger. Certain of the material assumptions, qualifications and limitations to the Opinion are set forth below. The summary set forth below does not purport to be a complete description of the analyses used by Houlihan Lokey in rendering the Opinion. Arriving at a fairness opinion is a complex analytical process not necessarily susceptible to partial analysis or amenable to summary description.

         Experience of Houlihan Lokey. Houlihan Lokey is engaged in the investment banking business, providing a broad range of investment banking and other financial services to clients located throughout the United States. The business activities of Houlihan Lokey include: financial opinions, investment banking, financial restructuring and fixed income asset management. Houlihan Lokey was retained to render an opinion in part because of its experience in valuation and financial analysis and in the restaurant industry. Houlihan Lokey advised the Board of Directors of Summit that it had no prior business relationship with either Summit or CKE. The Opinion does not address the Company's underlying business decision to effect the Merger. Houlihan Lokey was not requested to, and did not, solicit third party indications of interest in acquiring all or part of Summit. Furthermore, at Summit's request, Houlihan Lokey did not negotiate the Merger or advise Summit with respect to alternatives to the Merger.

         Summary of Materials Considered. In connection with its analysis, Houlihan Lokey (i) reviewed Summit's annual reports to stockholders and on Form 10-K for the five fiscal years ended September 25, 1995 and quarterly reports on Form 10-Q for the quarters ended December 18, 1995 and March 11, 1996; (ii) reviewed the Proxy Statement; (iii) reviewed, as contained in the Proxy Statement/Prospectus, the Merger Agreement; (iv) met with certain members of the senior management of Summit to discuss the operations, financial condition and future prospects of Summit, and spoke with a representative of Summit's financial advisor; (v) met with certain members of the senior management of CKE to discuss the operations, financial condition and future prospects of CKE;
(vi) visited certain facilities and business offices of Summit and CKE; (vii) reviewed forecasts and projections on a consolidated basis prepared by Summit's management with respect to Summit for the years ending 1996 through 2000, as contained under the caption "Certain Projections of Summit" in the Special Factors section of the Proxy Statement; (viii) reviewed CKE's annual reports to stockholders and on Form 10-K for the three fiscal years ended January 29, 1996; (ix) reviewed the historical market prices and trading volume for Summit's and CKE's publicly traded securities; (x) reviewed certain other publicly available financial data for certain companies that Houlihan Lokey deems comparable to Summit, and publicly available prices and premiums paid in other transactions that it considered similar to the Merger; (xi) reviewed the Opposition Proxy Group's Proxy Statement 1--Opposition to Merger and Proxy Statement 2--For Resignation or Removal of Directors and For Election of New Directors both dated June 20, 1996; and (xii) conducted such other studies, analyses and inquiries as Houlihan Lokey deemed appropriate.

         General. In arriving at the Opinion, Houlihan Lokey conducted various analyses supporting a valuation of Summit and then compared that valuation to the consideration being received by the Public Stockholders in the Merger. Houlihan Lokey did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. In the analyses, Houlihan Lokey made numerous assumptions with respect to

Summit, industry performance, general business and economic, market and financial conditions and other matters. Additionally, analyses relating to the value of businesses or securities are not appraisals. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. The values expressed or implied by the Opinion may or may not bear a relationship to the present or future value of the Company, CKE or the shares of either of them.

         In the analysis of Summit, Houlihan Lokey took into account the income- and cash-generating capability of Summit. In Houlihan Lokey's view, an investor contemplating an investment in companies with income- and cash-generating capability similar to Summit would typically evaluate the risks and returns of its investment on a going-concern basis. Accordingly, the value of Summit was analyzed primarily on the basis of a market multiple analysis and a discounted cash flow analysis.

         Acquisition Premium. An acquisition or control premium is defined as the additional consideration that an investor would pay over a marketable minority equity value in order to own a controlling interest in the equity of a company. Owners of minority interests, by themselves, generally do not have the powers or the prestige that comes with control. Consequently, a controlling interest is generally considered to be worth more per share than a minority interest and is usually expressed as a percentage of the marketable minority price. In the case of the Market Multiple Analysis and Discounted Cash Flow Analysis outlined below, the equity values determined by Houlihan Lokey were on a marketable minority equity value, which were then multiplied by the acquisition premium determined by Houlihan Lokey to be appropriate.

         In the experience of Houlihan Lokey, the magnitude of a control premium will often depend on several factors related to the particular company, including the degree of financial leverage in the company, the overall quality and depth of management, and the nature and magnitude of business opportunities not currently being exploited by incumbent management (e.g., potential streamlining, consolidation of operations, and cash flow improvements).

         Houlihan Lokey measured the difference in value between controlling interests in companies and minority interests by reviewing recent public tender offers where the investor successfully acquired a control position. The market price of the stock prior to the tender offer is compared to the higher price at which the transaction closed, resulting in the premium paid for the control position. Houlihan Lokey concluded that control premiums ranged from no control premium to a high of approximately 242%, with a mean of 31.8% and a median of 38.6%. However, Houlihan Lokey concluded that most of these transactions involved "strategic buyers" who pay higher premiums for particular businesses that offer benefits to the acquiror in the form of "synergies." Houlihan Lokey believed that the fair market value of a company, which is an important element in reaching a fairness opinion, should not take into account the particular parties to a comparable transaction, such as strategic buyers. Accordingly, Houlihan Lokey determined that the choice of an appropriate control premium for Summit should consider only what a financial investor would pay, and ignore any benefits that might accrue to an investor purely as a result of operational synergies unique to a particular investor.

         Following a review of the operating and financial characteristics of the companies surveyed and selection of the most comparable transactions, Houlihan Lokey determined the appropriate premium for Summit based on Summit's weaker financial performance among other factors. Based upon Houlihan Lokey's analysis of these data and consideration of relevant qualitative factors, Houlihan Lokey concluded that an appropriate control premium for Summit's equity was 20% (the "Acquisition Premium"). This compares with an effective control premium in the range of 34% to 78% being paid by CKE if Summit is valued on the market value approach as described below and an effective control premium in the range of 181% to 193% being paid by CKE if Summit is valued on the discounted cash flow basis as described below.

         Market Multiple Analysis. The fundamental concept underlying the market multiple analysis is that an investor should earn a fair and reasonable return on the investment at the concluded value. Market multiples applied to various earnings or revenues levels should reflect all risks of ownership and the associated risks of realizing income generated by the company.

         Houlihan Lokey conducted a market multiple analysis by first comparing certain financial and operational factors of Summit to two groups of comparable publicly traded companies. The first group of comparable companies consisted of those that operate family style, casual dining restaurants, other than the "cafeteria/buffet" segment and the second group consisted of those in the cafeteria/buffet segment. The first group ("Group One") consisted of Bob Evans Farms, Cracker Barrel, Flagstar, Ground Round Restaurant, Perkins Family Restaurants and Ryan's Family Steak Houses. The second group ("Group Two") consisted of Piccadilly Cafeterias, Buffets, Inc., Hometown Buffet Inc. and Luby's Cafeterias. Among other factors, Houlihan Lokey considered Summit's loss of exclusivity for its HomeTown Buffet franchise territory if another HomeTown Buffet restaurant is not opened by June 30, 1996 and another five HomeTown Buffet restaurants are not opened by December 31, 1996, the financial performance of JB's Restaurants, and Summit's inability to access capital to finance HomeTown Buffet expansion, Galaxy Diner expansion or remodel existing restaurant locations. Houlihan Lokey determined that the comparable companies in Group One and Group Two had a ratio of the median stock price to latest-twelve month revenues of 0.88x and 0.99x, respectively, and that the appropriate multiple for Summit is 0.2x. Houlihan Lokey also determined that the comparable companies in Group One and Group Two had a ratio of the median stock price to next fiscal year earnings before interest, taxes, depreciation and amortization ("EBDIT") of 6.5x and 5.9x, respectively, and that the appropriate multiple for Summit is 5.0x. Houlihan Lokey also determined that the comparable companies in Group One and Group Two had a median stock price to net book value of 2.1x and 2.3x, respectively, and that the appropriate multiple for Summit is .5x. Summit's other income and cash flow were either negative or nominal in the latest twelve months and next fiscal year periods which makes a comparison of other multiples not meaningful.

         Based upon its market approach analysis, Houlihan Lokey concluded the fair market value range of equity for Summit was determined by Houlihan Lokey to be $17,200,000 to $22,800,000 (approximately $2.99 to $3.96 per share, compared to the total consideration of $5.32 per share being paid by CKE in the Merger based on the assumptions described above), after deduction for interest bearing debt of $11,197,000 (as appropriate), the addition of the Acquisition Premium and the addition of the value of the HomeTown Buffet, Inc. common stock of $1,649,000 (net of taxes).

         Discounted Cash Flow Analysis. Houlihan Lokey's discounted cash flow analysis estimated the value of Summit on the present worth of the projected net debt-free cash flows generated by the business and available (although not necessarily paid) to debt and equity holders. Net debt-free cash flow is defined as cash flow before interest expense less capital expenditures and working capital requirements. Houlihan Lokey relied on, without independent investigation, Summit's consolidated projections for the period from 1996 to 2000, as contained in the Proxy Statement, to conduct its analysis.

         The present values of the projected net debt-free cash flows provided by management were determined by Houlihan Lokey using risk-adjusted discount rates ranging from 17.0% to 18.0% based on the calculated weighted average cost of capital ("WACC") and the risks associated with the Company's business. The WACC was developed based on a weighted average of the estimated costs of borrowing for Summit and the required rate of return on equity of the selected comparable public companies identified above.

         In valuing Summit using the discounted cash flow analysis, a provision was made for the value of the business at the end of the forecast period, or terminal value, by the use of a Gordon Growth model. A Gordon Growth analysis values future cash flow streams through a mathematical expression for the present value of a cash flow stream growing at a constant rate and discounted at a constant rate. The discount rate employed in determining the terminal value was the same as that employed in present valuing the interim projected net debt-free cash flows. An annual growth rate of 3% to 4% was considered appropriate by Houlihan Lokey based on discussions with management and consideration of industry factors.

         Based upon the discounted cash flow analysis, Houlihan Lokey concluded that the fair market value range of equity for Summit to be $10,400,000 to $10,900,000 (approximately $1.81 to $1.89 per share, compared to the total consideration of $5.32 per share being paid by CKE in the Merger based on the assumptions described above), after deduction for interest bearing debt of $11,197,000 (as appropriate), the addition of the Acquisition Premium and the addition of the value of the HomeTown Buffet, Inc. common stock of $1,649,000 (net of taxes).

         Conclusions. Based on the foregoing, Houlihan Lokey rendered the Opinion to Summit's Board of Directors that, based upon its analysis and assumptions, and as of the date of the Opinion, the consideration to be received by the Public Stockholders in the Merger is fair, from a financial point of view.

         Assumptions. In rendering the Opinion, Houlihan Lokey relied on and assumed, without independent verification, that the data, material and other information (including, but not limited to, financial forecasts and projections and the information set forth in the Proxy Statement) provided to it were reasonably prepared and reflect the best currently available estimates of the future financial results and condition of Summit, and that there has been no material change in the assets, financial condition, business or prospects of Summit since the date of the most recent financial statements made available to Houlihan Lokey. Houlihan Lokey does not assume responsibility for the accuracy and completeness of such information including, but not limited to, any information contained in this Proxy Statement. Under its engagement letter, Houlihan Lokey was not obligated to conduct any independent study or investigation as to the accuracy or completeness of such information.

         Fees and Terms of Engagement. Summit has paid Houlihan Lokey $75,000 in fees for rendering the Opinion. No portion of the fee was contingent upon consummation of the Merger or the conclusions reached in the opinion. Summit has agreed to indemnify Houlihan Lokey against certain liabilities incurred and to reimburse Houlihan Lokey for its reasonable out-of-pocket expenses.

SHOULD YOU TRUST THE OPPOSITION GROUP?

         In a press release dated June 26, 1996, First Global Securities states: "Noble Trenham has not been a participant in the effort of the Opposition Group."

         Summit asks you to make up your own mind in light of the following:

                 o In August 1995, Noble Trenham on behalf of First Global Securities requested information from Summit management concerning a proposed management-led buyout. In order to provide the information, Summit requested a confidentiality agreement. The confidentiality agreement that was returned to Summit was signed "Noble B. Trenham."

                 o On August 29, 1995, First Global Securities, in a letter signed by Noble B. Trenham, returned the confidential information to Summit. The letter stated: "I have decided today that it is not in the interests of First Global's clients or our own interest for me to read or document and I have not done so."

                 o In a letter from First Global Securities to Lyons Restaurants dated March 29, 1996, Noble Trenham stated that "Just five of my institutional clients and friends own or control 41.3% of a public company in the restaurant business, Summit Family Restaurants
         . . . "

                 o Noble Trenham proposed to Lyons Restaurants that it "engage First Global as its investment banker." In the letter, Mr. Trenham proposed that:

                 We will assess your profitable operations; design a strategy for you to take control of Summit in exchange for new Summit stock; you win the $42MM in cash and control a public company after the current shareholders vote you in.

                 o In the same letter, Noble Trenham stated that: "My objective is to serve my clients by executing a plan with a new profitable operator." In closing, he stated:

                 We need a profitable private operator. This is a splendid opportunity for an expansion minded CEO. Where could you receive such a cash source and seasoned set of stockholders? I hope I have made myself clear? Are YOU that special person into whose hands we can entrust our company?

                 o Two weeks later, on April 15, 1996, First Global Securities, in a letter signed by Noble Trenham, wrote to Summit asking for copies of its bylaws and articles of incorporation.

         Summit believes that these documented actions demonstrate that Noble Trenham has, directly or indirectly, organized and directed multiple aspects of the effort by First Global Securities to form the Opposition Group and to oppose the proposed Merger. As a result, Summit believes that Noble Trenham is a participant with the Opposition Group and that his background, including the information included in the June Letter, is highly relevant to the decision that Summit stockholders must make.

                   [HOULIHAN LOKEY HOWARD & ZUKIN LETTERHEAD]



June 26, 1996



To The Board of Directors
Summit Family Restaurants Inc.

We understand that Summit Family Restaurants Inc. (the "Company") has entered into an Agreement and Plan of Merger and Reorganization, dated as of November 30, 1995 and amended as of January 24, 1996, April 2, 1996 and June 5, 1996 (as so amended, the "Merger Agreement"), with CKE Restaurants, Inc., ("CKE) and Summit Merger, Inc. The Merger Agreement provides for the merger of Summit Merger, Inc., a newly formed, wholly owned subsidiary of CKE, with and into the Company (the "Merger"). As a result of the Merger, the Company will become a wholly owned subsidiary of CKE. Upon consummation of the Merger each outstanding share of the Company's common stock will be converted into the right to receive (the "Consideration"): (i) $2.63 in cash; and (ii) a number of CKE common shares equal to the greater of (a) 0.09103 or (b) a fraction, the numerator of which is $2.64 and the denominator will be an amount determined on the basis of an average of the closing sales prices of CKE common stock on the New York Stock Exchange for the 20 consecutive trading days ending five days prior to the date of the Special Meeting of the Company's stockholders. Based upon the recent average CKE price, the range of the consideration for each share of the Company's common stock, including both cash and the CKE common shares as described above, is approximately $5.09 to $5.44. The Merger, the exchange of the Company's common stock for the Consideration, and other related transactions described in the Company's Proxy Statement/Prospectus dated June 10, 1996 are referred to collectively herein as the "Transaction." The Company's Board of Directors has requested that Houlihan Lokey render an opinion as to the fairness, from a financial point of view, to the stockholders of the Company, other than CKE, (the "Public Stockholders") of the Consideration to be received by them in connection with the Transaction.

You have requested our opinion (the "Opinion") as to the matters set forth below. The Opinion does not address the Company's underlying business decision to effect the Transaction. We have not been requested to, and did not, solicit third party indications of interest in acquiring all or any part of the Company. Furthermore, at your request, we have not negotiated the Transaction or advised you with respect to alternatives to it.

To The Board of Directors
Summit Family Restaurants Inc.
June 26, 1996
                                                                     -2-

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

        1. reviewed the Company's annual reports to shareholders and on Form 10-K for the five fiscal years ended September 25, 1995 and quarterly reports on Form 10-Q for the quarters ended December 18, 1995 and March 11, 1996, which the Company's management has identified as being the most current financial statements publicly available;

        2. reviewed the Summit Proxy Statement/Prospectus, dated June 10, 1996 (the "Proxy");

        3. reviewed, as contained in the Proxy Statement/Prospectus, the Agreement and Plan of Merger and Reorganization, dated as of November 30, 1995, and amended as of January 24, 1996, April 2, 1996 and June 5, 1996;

        4. met with certain members of the senior management of the Company to discuss the operations, financial condition and future prospects of the Company, and spoke with a representative of the Company's investment banker;

        5. met with certain members of the senior management of CKE to discuss the operations, financial condition and future prospects of CKE;

        6. visited certain facilities and business offices of the Company and CKE;

        7. reviewed forecasts and projections on a consolidated basis prepared by the Company's management with respect to the Company for the years ending 1996 through 2000, as contained under the caption "Certain Projections of Summit" in the Special Factors section of the June 10, 1996 Proxy Statement/Prospectus and related supporting data;

        8. reviewed CKE's annual reports to shareholders and on Form 10-K for the three fiscal years ended January 29, 1996;

        9. reviewed the historical market prices and trading volume for the Company's and CKE's publicly traded securities;

        10. reviewed certain other publicly available financial data for certain companies that we deem comparable to the Company, and publicly available prices and premiums paid in other transactions that we considered similar to the Transaction;

To The Board of Directors
Summit Family Restaurants Inc.
June 26, 1996
                                                                      -3-


        11. reviewed the Opposition Proxy Group's Proxy Statement 1 - Opposition to Merger and Proxy Statement 2 - for Resignation or Removal of Directors and For Election of New Directors both dated June 20, 1996; and

        12. conducted such other studies, analyses and inquiries as we have deemed appropriate.

We have relied upon and assumed, without independent verification, that the financial forecasts and projections provided to us have been reasonably prepared and reflect the best currently available estimates of the future financial results and condition of the Company, and that there has been no material change in the assets, financial condition, business or prospects of the Company since the date of the most recent financial statements made available to us.

We have not independently verified the accuracy and completeness of the information supplied to us with respect to the Company and do not assume any responsibility with respect to it. We have not made any physical inspection or independent appraisal of any of the properties or assets of the Company. Our opinion is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by us at the date of this letter.

Based upon the foregoing, and in reliance thereon, it is our opinion that the consideration to be received by the Public Stockholders of the Company in connection with the Transaction is fair to them from a financial point of view as of the date of this letter.

HOULIHAN, LOKEY, HOWARD & ZUKIN, INC.

[SIG]

                                   IMPORTANT


         Whether or not you have previously signed a proxy card from the Opposition Group, please sign, date and mail management's WHITE PROXY CARD in the enclosed postage-paid envelope. Summit stockholders may submit or revoke proxies by telecopier at (201) 804-8693. (If you wish to add to your comments and suggestions about the issues discussed in this letter, please note them on the proxy card.)

         Please DO NOT execute or return any Red card sent to you by the Opposition Group.

         If you own your shares in the name of a brokerage firm, your broker cannot vote such shares unless he receives your specific instructions.

         If you have questions about voting your shares or want further assistance or information, please do not hesitate to call our proxy solicitor:


                    CORPORATE INVESTOR COMMUNICATIONS, INC.
                 AT (800) 346-7885 OR COLLECT AT (201) 896-1900